Exhibit 3.2
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK
OF
IEC ELECTRONICS CORP.
Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

The undersigned does hereby certify that the following resolutions were duly adopted by the Board of Directors of IEC Electronics Corp., a Delaware corporation (the “Company”), on July 31, 2014, related to the Certificate of Designations of the Series A Preferred Stock filed June 3, 1998 with the Secretary of State of the State of Delaware:
RESOLVED, and hereby acknowledged, that on June 3, 1998, pursuant to the authority vested in the board of directors of the Company (the “Board of Directors”) by the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Company filed a Certificate of Designations of the Series A Preferred Stock with the Secretary of State of the State of Delaware thereby designating 100,000 shares of preferred stock as Series A Preferred Stock, with a par value of $0.01 per share (the “1998 Series A Preferred Stock”); and it is further,
RESOLVED, and hereby acknowledged, that no shares of 1998 Series A Preferred Stock were ever issued and none will be issued in the future; and it is further,
RESOLVED, that all matters set forth in the Certificate of Designations of the Series A Preferred Stock shall be eliminated from the Company’s Certificate of Incorporation.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Designation to be duly executed in its corporate name on this 31st day of July, 2014.
[Signature Page Follows]

IEC ELECTRONICS CORP.

By:	/s/ Michael T. Williams
Michael T. Williams
Chief Financial Officer